EXHIBIT 10(d)1

BASE SALARIES OF NAMED EXECUTIVE OFFICERS

GULF POWER COMPANY

The following are the annual base salaries of the current Chief Executive Officer and Chief Financial Officer of Gulf Power Company and certain other current or former executive officers of Gulf Power Company who served during 2009.

Susan N. Story President and Chief Executive Officer	$419,849
Philip Raymond* Vice President and Chief Financial Officer	$257,707
P. Bernard Jacob Vice President	$238,408
Theodore J. McCullough Vice President	$209,645
Bentina C. Terry Vice President	$236,428
R. Scott Teel** Vice President and Chief Financial Officer	$220,562

*      Through August 12, 2010
**      From August 13, 2010